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                                                                    Exhibit 23

                           CONSENT OF INDEPENDENT AUDITORS


           We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42074) pertaining to the Salary Reduction Plan for Hourly Employees of IMC Fertilizer, Inc., Represented by United Steelworkers of America at Carlsbad, New Mexico, and in the related Prospectus of our report dated December 12, 1994 with respect to the financial statements of the Salary Reduction Plan for Hourly Employees of IMC Fertilizer, Inc., Represented by United Steelworkers of America at Carlsbad, New Mexico, included in this Annual Report (Form 11-K) for the year ended June 30, 1994.


                                            ERNST & YOUNG LLP

       Chicago, Illinois
       December   22, 1994

       Docket No. 069451